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                                                                 Exhibit 1(a)-1

                   AMENDMENT NO. 1 TO MASTER TRUST AGREEMENT
                            DATED FEBRUARY 22, 1989


         The undersigned, a trustee of The GW Sierra Trust Funds (the "Fund"), does hereby certify that at a meeting of the Board of Trustees held on May 10, 1989, the following resolutions were unanimously approved by the trustees of the Fund and that said resolutions continue in full force and effect as of the date hereof:

                 WHEREAS, Article VII, Section 7.3 of the Fund's Master Trust Agreement dated as of February 22, 1989 (the "Master Trust Agreement") provides that, until such time as a Registration Statement under the Securities Act of 1933, as amended, covering the first public offering of securities of the Fund shall have become effective, the Master Trust Agreement may be amended in any respect by the affirmative vote of a majority of the trustees;

                 RESOLVED, that pursuant to the authorization described above, the Master Trust Agreement shall be amended in the following respect:

                          Article I of the Master Trust Agreement is amended to
                 change the name of the Fund from "The GW Investment Funds" to "The GW Sierra Trust Funds", and all other appropriate references in the Master Trust Agreement are amended to reflect the fact that the name of the Fund is "The GW Sierra Trust Funds";

                 FURTHER RESOLVED, that any officer of the Fund be, and each of them hereby is, authorized to execute, seal and deliver any and all documents, instruments, certificates, papers and writings; to file the same with any public official including, without limitation, the Secretary of the Commonwealth of Massachusetts and the Boston City Clerk; and to do any and all other acts, in the name of the Fund and on its behalf, as may be required or desirable in connection with or in furtherance of the foregoing resolution; and



                 FURTHER RESOLVED, that the foregoing amendment to the Master Trust Agreement shall be effective upon the filing of an instrument containing the same with the Secretary of the Commonwealth of Massachusetts and the Boston City Clerk.




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                 WITNESS my hand and seal this 10th day of May, 1989.



                                              /s/ Patricia L. Bickimer
                                              -------------------------------
                                              Patricia L. Bickimer
                                              Trustee

COMMONWEALTH OF MASSACHUSETTS        )
                                     )    ss.
CITY OF BOSTON                       )


         Then personally appeared Patricia L. Bickimer, Trustee of Trustee of The GW Sierra Trust Funds, and acknowledged this instrument to be her free act and deed this 10th day of May, 1989.


                                              /s/ Annamarie D'Angelo
                                              -------------------------------
                                              Notary Public


                                              My commission expires:  11/17/89